Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Second Quarter 2013

VALENCIA, CA, April 29, 2013 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal second quarter ended March 31, 2013.

Highlights

•                  Revenue for the quarter of $225.9 million, up 24.0% (approximately 14% organic) compared to the prior year

•                  Net Income of $29.4 million, with Diluted Earnings Per Share (“EPS”) of $0.31

•                  Adjusted Net Income of $31.2 million, up 50.3% compared to the prior year, with Adjusted Diluted EPS of $0.33

•                  Full year 2013 guidance increased for revenue with a range of $880.0 million to $900.0 million and Adjusted Diluted EPS increased expected to be in the range of $1.17 to $1.21

Fiscal 2013 Second Quarter Results

Revenue for the second fiscal quarter was $225.9 million, an increase of 24.0% compared to $182.1 million in the prior year period.  The increase in the North America segment external sales was 21.8%, which was mainly driven by growth across the Company’s customer base and the Interfast acquisition.  Wesco again demonstrated strong international growth during the quarter with external sales in the Rest of World segment increasing by 32.9% compared to the prior year period.  Overall, organic sales increased approximately 14% compared to the prior year.  In the second quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 41%, 25% and 34%, respectively, compared to 40%, 23% and 37%, respectively, for the same period last year.

Net Income for the second quarter was $29.4 million, resulting in Diluted EPS of $0.31. This compares to $19.7 million or $0.21 in Diluted EPS in the prior year period.  Adjusted Net Income was $31.2 million and Adjusted Diluted EPS was $0.33 in the second quarter of 2013 as compared to $20.8 million or $0.22 per share in the prior year period.  The increases in Diluted EPS and Adjusted Diluted EPS were primarily the result of higher sales partially offset by higher selling, general and administrative expenses.  Adjusted EBITDA for the period was $51.6 million as compared to $38.3 million for the same period in 2012.

Wesco Aircraft’s Chairman, President and Chief Executive Officer, Randy Snyder said, “Our first half of the year results were very strong relative to last year and we are ahead of our expectations as well.  In addition, we continue to experience high levels of activity in bookings, scope additions to our existing contracts, and contract signings with new customers.  This activity adds to our confidence for the rest of the year and fuels our optimism for the future.  The Interfast integration continues to go well.  Our entry into the

MRO market space and the roll out of our MRO e-Commerce platform has been well received.  None of this would be possible without our strong customer relationships, the support of our suppliers and the dedicated efforts of the best employees in the business.”

First Six Months of Fiscal 2013

Revenue for the first six months of fiscal 2013 was $437.0 million, an increase of 16.6% compared to $374.7 million in the prior year period.  On a year-to-date basis, Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 26%, and 34%, respectively, compared to 38%, 27%, and 35%, respectively, for the first six months of fiscal 2012.

Net Income for the period was $47.8 million and Adjusted Net Income was $55.3 million.  Net Income resulted in Diluted EPS of $0.50 and Adjusted Net Income resulted in Adjusted Diluted EPS of $0.58.  This compared to Net Income of $42.9 million or Diluted EPS of $0.45 and Adjusted Net Income of $45.1 million or for Diluted EPS of $0.47 in the prior year period.  Adjusted EBITDA on a year-to-date basis was $95.2 million as compared to $85.7 million in 2012.

Financial Outlook

Based on performance for the first half of the fiscal year, and on continued strong sales and quoting activity, Wesco Aircraft is increasing its guidance for fiscal 2013 and expects full year revenues to be between $880.0 and $900.0 million, representing growth of approximately 13% to 16% over 2012 results.  Adjusted Diluted EPS is now expected in the range of and $1.17 to $1.21, an increase of 18% to 22% compared to the prior year.

Conference Call Information

Wesco Aircraft will also hold a conference call to discuss its second quarter results at 5:00 p.m. EDT on April 29, 2013.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international).  Participants will need to enter passcode 34657384.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the Company’s website for one year.  A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 34657384.  The telephonic replay will be available until 11:59 pm PDT May 6, 2013.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers one of the world’s broadest inventory of aerospace parts, comprised of more than 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 41 locations in 12 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Wesco Aircraft utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events.  Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources.  In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology.  Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct.  Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release.  Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1:  Consolidated Statements of Income (Unaudited)

Exhibit 2:  Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:  Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:  Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Net sales	$225,862	$182,143	$437,033	$374,697
Cost of sales	144,554	118,068	281,625	237,350
Gross profit	81,308	64,075	155,408	137,347
Selling, general and administrative expenses	34,896	27,710	69,621	55,903
Income from operations	46,412	36,365	85,787	81,444
Interest expense, net	(4,691)	(5,831)	(16,068)	(12,345)
Other expense, net	1,889	(519)	1,734	(541)
Income before provision for income taxes	43,610	30,015	71,453	68,558
Provision for income taxes	(14,222)	(10,292)	(23,639)	(25,657)
Net income	$29,388	$19,723	$47,814	$42,901

Net income per share:
Basic	$0.32	$0.21	$0.52	$0.47
Diluted	$0.31	$0.21	$0.50	$0.45

Weighted average shares outstanding:
Basic	92,889	91,769	92,699	91,482
Diluted	95,634	95,621	95,404	95,298

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	March 31,	September 30,
	2013	2012

Assets
Cash and cash equivalents	$53,885	$60,856
Accounts receivable, net	146,380	130,013
Inventories	592,765	557,216
Other current assets	47,617	53,944
Deferred income taxes	32,264	32,872
Total current assets	872,911	834,901
Long-term assets	697,160	702,515
Total assets	$1,570,071	$1,537,416

Liabilities and Stockholders’ Equity
Accounts payable	$88,479	$79,940
Other current liabilities	17,761	19,788
Income taxes payable	5,880	2,078
Long-term debt—current portion	15,563	—
Capital lease obligations—current portion	1,076	593
Total current liabilities	128,759	102,399
Long-term debt	585,937	626,000
Capital lease obligations	1,038	205
Deferred income taxes	61,177	55,445
Total Long-term liabilities	648,152	681,650
Total liabilities	776,911	784,049
Total stockholders’ equity	793,160	753,367
Total liabilities and stockholders’ equity	$1,570,071	$1,537,416

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Six Months Ended
	March 31,	March 31,
	2013	2012
Cash flows from operating activities
Net income	$47,814	$42,901
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	3,309	1,845
Depreciation	2,410	2,786
Amortization of deferred financing costs	6,367	1,600
Bad debt and sales return reserve	(441)	(368)
Non-cash foreign currency exchange	557	100
Non-cash stock-based compensation	1,875	691
Excess tax benefit related to stock options exercised	(1,005)	(1,778)
Change in value of derivative	—	(1,329)
Deferred income tax provision	6,320	4,017
Loss on fixed asset disposal	—	349
Changes in assets and liabilities
Accounts receivable	(22,218)	(10,099)
Income taxes receivable	11,099	(3,024)
Inventories	(36,486)	(18,073)
Prepaid expenses and other assets	(4,023)	(2,575)
Accounts payable	14,347	14,856
Accrued expenses and other liabilities	(1,945)	(5,156)
Income taxes payable	4,013	784
Net cash provided by operating activities	31,993	27,527
Cash flows from investing activities
Purchases of property and equipment	(1,189)	(1,192)
Proceeds from sale of equipment	—	2,759
Net cash provided by (used in) investing activities	(1,189)	1,567
Cash flows from financing activities
Proceeds from issuance of long-term debt	625,000	—
Repayments of long-term debt	(649,500)	(25,000)
Financing fees	(7,274)	—
Repayment of capital lease obligations	(654)	(1,037)
Excess tax benefit related to stock options exercised	1,005	1,778
Proceeds from exercise of stock options	2,994	4,782
Purchase of Treasury Stock	(8,452)	(0)
Net cash used in financing activities	(36,881)	(19,477)
Effect of foreign currency exchange rates on cash and cash equivalents	(894)	100
Net increase (decrease) in cash and cash equivalents	(6,971)	9,717
Cash and cash equivalents, beginning of period	60,856	45,525
Cash and cash equivalents, end of period	$53,885	$55,242

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

EBITDA & Adjusted EBITDA
Net income	$29,388	$19,723	$47,814	$42,901
Provision for income taxes	14,222	10,292	23,639	25,657
Interest and other, net	4,691	5,831	16,068	12,345
Depreciation and amortization	2,804	2,249	5,720	4,631
EBITDA	51,105	38,095	93,241	85,534
Unusual or non-recurring items	457	205	1,911	205
Adjusted EBITDA	$51,562	$38,300	$95,152	$85,739

Adjusted Net Income
Net income	$29,388	$19,723	$47,814	$42,901
Amortization of intangible assets	1,647	923	3,309	1,845
Amortization of deferred financing costs	702	601	6,367	1,600
Unusual or non-recurring items	457	205	1,911	205
Adjustments for tax effect	(985)	(692)	(4,067)	(1,460)
Adjusted Net Income	$31,209	$20,760	$55,334	$45,091

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	92,889	91,769	92,699	91,482
Adjusted Net Income Per Basic Shares	$0.34	$0.23	$0.60	$0.49

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	95,634	95,621	95,404	95,298
Adjusted Net Income Per Diluted Shares	$0.33	$0.22	$0.58	$0.47

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com